                                                                    EXHIBIT 12.1

                              PROTECTION ONE, INC.

                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                 (IN THOUSANDS)


                                                         PREDECESSOR                                PROTECTION ONE
                                           52 weeks      52 weeks       52 weeks         Year           Year           Year
                                            ended         ended          ended           Ended         Ended           Ended
                                           December      December       December        December      December        December
                                           20, 1994      20, 1995       20, 1996        31, 1996      31, 1997        31, 1998
                                           --------      --------      ---------        --------    ----------      ----------
Earnings:
  Net income (loss)..................      $ (1,764)     $ (5,923)     $ (4,860)        $  (656)     $ (42,728)     $ (2,463)
  Adjustments
    Extraordinary gain...............            --            --            --              --             --        (1,591)
    Consolidated provision for
     income taxes....................        (1,081)       (3,630)       (2,978)           (310)        28,628        (4,791)
    Fixed charges less
     interest income.................        13,467        12,159        10,879              15         33,483        56,129
                                           --------      --------      ---------        --------    ----------      ----------
  Earnings as adjusted (A)...........      $ 10,622       $ 2,606       $ 3,041         $  (951)     $  19,383     $  47,284
                                           --------      --------      ---------        --------    ----------      ----------
                                           --------      --------      ---------        --------    ----------      ----------
Fixed Charges:
  Interest on debt and capitalized
   leases............................        13,467        12,159        10,879              15         33,483        55,990
  Amortization of deferred
   financing costs...................            --            --            --               --            --           139
                                           --------      --------      ---------        --------    ----------      ----------
Fixed charges (B)....................      $ 13,467      $ 12,159      $ 10,879        $     15       $ 33,483       $56,129
                                           --------      --------      ---------        --------    ----------      ----------
                                           --------      --------      ---------        --------    ----------      ----------
Ratio of earnings to fixed
  charges(A) divided by (B)..........            --            --            --              --             --
Deficiency of earnings to
  fixed charges......................      $  2,845      $  9,553      $  7,838         $   966       $ 14,100         8,845